As filed with the Securities and Exchange Commission on June 4, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	43-1804048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 Detroit Street
Denver, Colorado 80206
(Address of principal executive offices, including zip code)

Amended and Restated Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan
(Full title of the plan)

David Grawemeyer, Esq.
Executive Vice President and General Counsel
Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
(303) 333-3863

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Erica Schohn, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, NY 10036-6522

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	11,000,000	$18.36	$201,960,000	$23,467.76	(2)
(1)

Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plans described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on June 1, 2015.

EXPLANATORY NOTE

Previously Janus Capital Group Inc. (the “Registrant”) registered 9,000,000 shares of Common Stock under the Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan (the “2010 Plan”) pursuant to a Registration Statement on Form S-8 (File No. 333-166383) filed on March 14, 2013 (the “2013 Registration Statement”).  This Registration Statement on Form S-8 is being filed solely to register the additional 11,000,000 shares of Common Stock that may be issued under the 2010 Plan listed herein which were added to the 2010 Plan by amendment approved by a vote of the Registrant’s stockholders on April 24, 2015.  Pursuant to General Instruction E to Form S-8, the contents of the 2013 Registration Statement are incorporated into this Registration Statement by reference, except that the provisions contained in Part II of the 2013 Registration Statement are modified as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by the Registrant under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

a)                                     The Annual Report on Form 10-K for the year ended December 31, 2014 filed by the Registrant on February 25, 2014;

b)                                     The Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed by the Registrant on May 1, 2015;

c)                                      The Current Reports on Form 8-K filed by the Registrant on February 20, 2015 and April 28, 2015;

d)                                     All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

e)                                      The description of the Registrant’s common stock contained in exhibit 99.1 of its Registration Statement on Form 10 (File No. 001-15253) filed on June 15, 2000, pursuant to Section 12 of the Exchange Act, including any amendments or supplements filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the amended and restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Registrant, of the amended and restated bylaws (the “Bylaws”) of the Registrant and of the Delaware General Corporation Law (as amended, the “DGCL”) as such provisions relate to the indemnification of the directors and officers of the Registrant.  This description is intended only as summary and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws incorporated herein by reference and the DGCL.

Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in defense of any action (other than an action by or in the corporation’s rights) arising by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Section 145 of the DGCL also permits a corporation to indemnify any such officer or director against expenses incurred in an action by the corporation or in its right if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except in respect of any matter as to which such person is adjudged to be liable to the corporation, in which case court approval must be sought for indemnification.  The statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.  The statute permits purchase of liability insurance by a corporation on behalf of officers and directors, and the Registrant has such insurance.

The Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, agent, trustee, committee member or representative of the Registrant (or is or was serving at the Registrant’s request as a director, officer, employee, agent, trustee, committee member or representative of any other entity, including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person acting in such capacity.

In addition, the Certificate of Incorporation provides that the rights to indemnification and the payment of expenses provided thereby shall not be exclusive of any other right which any person may have or acquire under any statute, any provision of its Certificate of Incorporation or Bylaws, any agreement or otherwise.

The Certificate of Incorporation further provides that a director will not be personally liable to the Registrant and its stockholders for any breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of such provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

ITEM 8. Exhibits.

Exhibit No.	Description

3.1

Delaware Certificate of Incorporation as Amended and Restated on June 14, 2000, is hereby incorporated by reference from Exhibit 3.1.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

3.2

Delaware Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 18, 2012 is hereby incorporated by reference from Exhibit 3.1 to Janus’ Current Report on Form 8-K filed on May 18, 2012.

3.3

Bylaws of Janus Capital Group Inc. as Amended and Restated on October 21, 2008, is hereby incorporated by reference from Exhibit 3.1 to Janus’ Form 10-Q for the quarter ended September 30, 2008 (File No. 001-15253).

3.4	First Amendment to the Amended and Restated Bylaws of Janus is hereby incorporated by reference from Exhibit 3.2 to Janus’ Current Report on Form 8-K filed on May 18, 2012.

4.1

Amended and Restated Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan, amended and restated as of July 23, 2013, is hereby incorporated by reference from Exhibit 10.18.3 to Janus’ Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-15253).

4.2

Amendment to the Amended and Restated Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan is hereby incorporated by reference from Appendix A to Janus’ Definitive Proxy Statement on Schedule 14A filed on March 13, 2015 (File No. 001-15253).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 4, 2015.

JANUS CAPITAL GROUP INC.

By:	/s/ Jennifer J. McPeek

Name:	Jennifer J. McPeek
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Jennifer J. McPeek and David Grawemeyer, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed as of the 4th day of June, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Richard M. Weil
Richard M. Weil	Director and Chief Executive Officer

/s/ Jennifer J. McPeek	Executive Vice President and Chief Financial Officer
Jennifer J. McPeek	(Principal Financial Officer)

/s/ Brennan A. Hughes	Senior Vice President and Chief Accounting Officer
Brennan A. Hughes	(Principal Accounting Officer)

/s/ Glenn Schafer
Glenn Schafer	Chairman of the Board

/s/ Timothy K. Armour
Timothy K. Armour	Director

/s/ G. Andrew Cox
G. Andrew Cox	Director

/s/ Jeffrey J. Diermeier
Jeffrey J. Diermeier	Director

/s/ Eugene Flood, Jr.
Eugene Flood, Jr.	Director

Signature	Title

/s/ J. Richard Fredericks
J. Richard Fredericks	Director

/s/ Deborah R. Gatzek
Deborah R. Gatzek	Director

/s/ Lawrence E. Kochard
Lawrence E. Kochard	Director

/s/ Seiji Inagaki
Seiji Inagaki	Director

/s/ Billie I. Williamson	Director
Billie I. Williamson

EXHIBIT INDEX

Exhibit No.	Description

3.1

Delaware Certificate of Incorporation as Amended and Restated on June 14, 2000, is hereby incorporated by reference from Exhibit 3.1.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253).

3.2

Delaware Certificate of Amendment of Amended and Restated Certificate of Incorporation dated May 18, 2012 is hereby incorporated by reference from Exhibit 3.1 to Janus’ Current Report on Form 8-K filed on May 18, 2012.

3.3

Bylaws of Janus Capital Group Inc. as Amended and Restated on October 21, 2008, is hereby incorporated by reference from Exhibit 3.1 to Janus’ Form 10-Q for the quarter ended September 30, 2008 (File No. 001-15253).

3.4	First Amendment to the Amended and Restated Bylaws of Janus is hereby incorporated by reference from Exhibit 3.2 to Janus’ Current Report on Form 8-K filed on May 18, 2012.

4.1

Amended and Restated Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan, amended and restated as of July 23, 2013, is hereby incorporated by reference from Exhibit 10.18.3 to Janus’ Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-15253)

4.2

Amendment to the Amended and Restated Janus Capital Group Inc. 2010 Long-Term Incentive Stock Plan is hereby incorporated by reference from Appendix A to Janus’ Definitive Proxy Statement on Schedule 14A filed on March 13, 2015 (File No. 001-15253)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).